Exhibit 99.1

Ameron Reports Solid Second-Quarter Results

PASADENA, Calif.--(BUSINESS WIRE)--June 25, 2009--Ameron International Corporation (NYSE: AMN) today reported net income of $9.4 million, or $1.03 per diluted share, in the second quarter ended May 31, 2009, compared to net income of $16.3 million, or $1.78, in the second quarter ended June 1, 2008. Sales totaled $132.9 million in the second quarter of 2009, compared to $159.8 million in 2008, a decrease of 17%.

Earnings per diluted share totaled $1.44 for the six months ended May 31, 2009, compared to $2.85 per diluted share for the six months ended June 1, 2008. Sales totaled $278.9 million in the first half of 2009, compared to $309.6 million in the first half of 2008, a decline of 10%. The decrease in earnings for both the second quarter and the first half of 2009 was principally due to the significant decline in earnings from TAMCO, Ameron’s 50%-owned steel mini-mill, as a result of the collapse of infrastructure spending in California, Arizona and Nevada. Income before equity in TAMCO’s results increased in both the second quarter and first half of 2009, compared to similar periods in 2008, due partly to lower income taxes.

In the second quarter of 2009, Ameron’s after-tax equity in TAMCO’s earnings declined $8.3 million, compared to the second quarter of 2008. The Fiberglass-Composite Pipe Group and Infrastructure Products Group had lower sales and income, while the Water Transmission Group had higher income on slightly lower sales.

James S. Marlen, Ameron’s Chairman and Chief Executive Officer, stated, “Despite very difficult economic conditions worldwide, our consolidated operations, in total, had a solid performance in the second quarter. The significant decline in the Company’s earnings was due primarily to the continued decline in steel rebar demand and the lack of infrastructure spending in the western U.S. Going forward, there remains considerable pressure on all of the Company’s operations due to the recessionary economy.”

The Fiberglass-Composite Pipe Group had lower sales and segment income in the second quarter of 2009 as a result of soft industrial market conditions in Brazil, Europe and the U.S. In addition, onshore oilfield demand in the U.S., served by the Company’s wholly-owned subsidiary, Centron International, Inc., also weakened. Asian operations were essentially even with last year on the strength of marine and offshore market demand which offset lower sales in the downstream energy markets in the Middle East. Fiberglass-Composite Pipe’s sales decreased $13.9 million, or 20%, in the second quarter of 2009. Foreign currencies accounted for $4.6 million of the decline. Segment income declined $1.4 million, primarily due to lower sales. The Fiberglass-Composite Pipe Group is expected to remain steady for the balance of 2009 due to the overall economic climate, the effect of oil prices and energy demand on oil production and the impact of tight credit markets.

The Infrastructure Products Group had lower sales and segment income in the second quarter of 2009 as both the Pole Products Division and the Hawaiian Division continued to be confronted with soft residential and commercial construction market conditions. Second-quarter sales were down $11.6 million, compared to last year; while segment income declined $3.6 million. The Hawaiian Division had lower aggregates and ready-mix sales on both Oahu and Maui as construction spending was curtailed due to the economic condition in Hawaii and tight credit markets. Military and governmental construction spending remained steady; but private residential and commercial construction, including timeshares, resorts and high-rise condominium projects, declined. The Pole Products Division continued to be impacted by the significant weakness in the U.S. residential housing market which lowered the demand for decorative concrete lighting poles. Recovery of the residential housing market, particularly new construction, is not expected in the near term. Given the condition of the U.S. economy and the tight credit markets, an improvement of the Infrastructure Products Group is not expected during 2009.

The Water Transmission Group had lower sales but higher segment income in the second quarter of 2009. Second-quarter sales decreased $1.8 million; while segment income improved $4.0 million, as both the water pipe and wind tower businesses had higher profitability. The improvement in segment income was attributed to improved manufacturing efficiencies, cost reductions and completion of low-margin projects in 2008. The wind tower business had higher sales as existing orders in the backlog were manufactured. The wind energy market remains soft due to the lack of project financing. While financing incentives have been announced, the industry has yet to recover. While there is a lack of incoming orders, some previously postponed orders are proceeding. The water infrastructure market in the western U.S. continues to be weak with bid activity slow. Order backlogs are well below historical levels. The timing of bid activity has been negatively affected by the economy, municipal budgets and the availability of financing. The business has not experienced any increase in water infrastructure spending associated with the economic stimulus program. Near term, the water pipe business is expected to continue to experience soft market demand. Longer term, the demand for new and upgraded water transmission pipelines and water and wastewater systems is expected to strengthen as the market addresses the need for water infrastructure investments.

TAMCO had significantly lower sales in the second quarter of 2009, compared to last year. Sales declined 83% due to the lack of infrastructure spending and lower selling prices for steel rebar. The business incurred a net loss of $3.4 million, compared to net income of $14.9 million in the second quarter of 2008. Ameron’s share of TAMCO’s net loss totaled $1.6 million, after taxes, in the second quarter of 2009, compared to $6.7 million of net income in 2008. Demand for steel rebar remained extremely low, and TAMCO adjusted operations accordingly by idling production from December 2008 through April 2009. The business began production in May and will operate intermittently to support rebar demand. Demand for steel rebar in TAMCO’s key markets in the western U.S. is not expected to recover in the short term.

James S. Marlen concluded, “At the beginning of the year, we indicated that the Company was expected to earn between $3.00 and $3.50 per share in 2009, less than in 2008. Our earlier expectation was based on the assumption that steel markets would improve sufficiently throughout the first half of 2009 so that TAMCO would break even for all of 2009. However, the market for steel rebar remains depressed; and TAMCO is currently forecasted to remain unprofitable in the second half of 2009, although the second-half losses are not expected to be as high as in the first half. Overall, the Company’s businesses other than TAMCO are meeting expectations. Our expectations for the balance of 2009 could change if there is further deterioration in the overall economy or our markets.

“Economic uncertainty and difficult market conditions are affecting all of the Company’s businesses, and 2009 remains challenging. The Company will continue to strive to reduce costs to support profitability on lower sales. Ameron’s businesses remain well-positioned to benefit from higher infrastructure spending, both private and public, when conditions improve. Lastly, the Company’s cash flow and cash position remain solid.”

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. It also participates in several joint-venture companies in the U.S. and the Middle East.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the intentions, plans, expectations and beliefs of Ameron International Corporation (the “Company” or “Ameron”), and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2008. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

AMERON INTERNATIONAL AND SUBSIDIARIES

FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	May 31,	June 1,	May 31,	June 1,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Sales	$132,920	$159,793	$278,922	$309,562
Cost of sales	(96,370)	(120,047)	(207,451)	(236,364)
Gross profit	36,550	39,746	71,471	73,198

Selling, general and administrative expenses	(25,877)	(25,865)	(52,285)	(51,667)
Other income, net	2,431	575	2,902	3,550
Income before interest, income taxes and equity in (loss)/earnings of joint venture	13,104	14,456	22,088	25,081
Interest (expense)/income, net	(148)	142	(319)	431
Income before income taxes and equity in (loss)/earnings of joint venture	12,956	14,598	21,769	25,512
Provision for income taxes	(1,975)	(5,000)	(4,619)	(8,929)
Income before equity in (loss)/earnings of joint venture	10,981	9,598	17,150	16,583
Equity in (loss)/earnings of joint venture, net of taxes	(1,555)	6,735	(3,898)	9,487
Net income	$9,426	$16,333	$13,252	$26,070

Basic net income per share	$1.03	$1.79	$1.45	$2.86

Diluted net income per share	$1.03	$1.78	$1.44	$2.85

Weighted-average shares (basic)	9,171,645	9,132,172	9,159,161	9,110,712
Weighted-average shares (diluted)	9,185,143	9,186,649	9,172,470	9,151,897

Cash dividends per share	$.30	$.30	$.60	$.55

AMERON INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – ASSETS (UNAUDITED)

	May 31,	November 30,
(Dollars in thousands)	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$185,580	$143,561
Receivables, less allowances of $6,343 in 2009 and $7,009 in 2008	138,689	181,961
Inventories	81,543	95,645
Deferred income taxes	26,605	25,582
Prepaid expenses and other current assets	10,572	10,053

Total current assets	442,989	456,802

Investments in joint ventures
Equity method	20,115	14,428
Cost method	3,784	3,784

Property, plant and equipment
Land	42,479	38,679
Buildings	94,089	85,555
Machinery and equipment	317,666	306,177
Construction in progress	43,319	37,386

Total property, plant and equipment at cost	497,553	467,797
Accumulated depreciation	(270,850)	(261,635)

Total property, plant and equipment, net	226,703	206,162
Deferred income taxes	4,763	4,763
Goodwill and intangible assets, net of accumulated amortization of $1,228 in 2009 and $1,197 in 2008	2,098	2,108
Other assets	38,512	38,275

Total assets	$738,964	$726,322

AMERON INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS – LIABILITIES AND STOCKHOLDERS' EQUITY (UNAUDITED)

	May 31,	November 30,
(Dollars in thousands, except per share data)	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt	$17,056	$16,763
Trade payables	46,037	52,613
Accrued liabilities	75,454	79,538
Income taxes payable	12,355	10,443

Total current liabilities	150,902	159,357

Long-term debt, less current portion	37,334	35,989
Other long-term liabilities	53,207	53,856

Total liabilities	241,443	249,202

Commitments and contingencies

Stockholders' equity
Common Stock, par value $2.50 per share, authorized 24,000,000 shares, outstanding 9,215,491 shares in 2009 and 9,188,692 shares in 2008, net of treasury shares	29,920	29,805
Additional paid-in capital	57,512	54,447
Retained earnings	486,699	478,968
Accumulated other comprehensive loss	(20,993)	(31,475)
Treasury Stock (2,752,701 shares in 2009 and 2,733,300 shares in 2008)	(55,617)	(54,625)

Total stockholders' equity	497,521	477,120

Total liabilities and stockholders' equity	$738,964	$726,322

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman and Chief Executive Officer
Gary Wagner, President and Chief Operating Officer
James R. McLaughlin, Senior Vice President, Chief Financial Officer
626-683-4000